1st Mariner Bancorp Reports First Quarter 2012 Results

Baltimore, MD (April 25, 2012) – 1st Mariner Bancorp (OTCBB: FMAR.OB), parent company of 1st Mariner Bank, reported net income of $1.8 million for the first quarter of 2012, compared to a net loss of $7.3 million for the first quarter of 2011.

Mark A. Keidel, 1st Mariner’s interim Chief Executive Officer, said, “We are encouraged by the progress we have made in improving our operating results. Overall economic conditions in our market have improved as unemployment levels eased and values of homes and commercial properties appear to have stabilized. As a result, we are seeing more customers keeping up with their loan payments and we have been able to resolve more of our non-performing assets. Additionally, we experienced strong revenues from mortgage banking activities and experienced substantial increases in both refinancing volume and loans to purchase homes, while the continuation of low market interest rates has reduced deposit costs and increased our net interest margin. Lastly, we continue to make progress in reducing our controllable non-interest expenses.”

Mr. Keidel continued, “As we move into the second quarter, we remain focused on improving all aspects of our operations and continue to execute on current opportunities in mortgage banking. We remain committed to improving our capital levels and are working diligently to satisfy the requirements in our regulatory agreements.”

Net interest income for the first quarter of 2012 was $7.6 million compared to $6.8 million in the first quarter of 2011. The net interest margin improved to 3.17% in the first quarter of 2012, compared to 2.84% in the first quarter of 2011. The improvement was due to lower interest rates paid on deposits. For the three months ended March 31, 2012, the average interest rate paid on deposits was 1.36%, and for the three months ended March 31, 2011, the rate was 1.82%, while interest expense on deposits was $3.1 million for the three months ended March 31, 2012 compared to $4.5 million for the three months ended March 31, 2011. Gross interest income was $11.6 million for the three months ended March 31, 2012 versus $12.2 million in the same period of 2011. Lower levels of loans were the primary cause of the decrease. Average earning assets were $952.2 million and $948.4 million for the three months ended March 31, 2012 and 2011, respectively. The increase was due to higher average loans held for sale that resulted from the higher mortgage banking activity.

The provision for loan losses was $1.0 million for the three months ended March 31, 2012 compared to $800 thousand three months ended March 31, 2011. Net charge-offs were $1.3 million during the quarter ended March 31, 2012 compared to $818 thousand in the same quarter of 2011. Costs related to foreclosed properties, including write-downs due to declining appraised values, amounted to $1.3 million for the three months ended March 31, 2012 compared to $1.8 million for the three months ended March 31, 2011. These combined credit- related costs amounted to $2.3 million for the three months ended March 31, 2012 versus $2.6 million for the three months ended March 31, 2011.

Non-interest income was $10.4 million for the three months ended March 31, 2012, which is an increase of $7.3 million from the $3.1 million that was reported in the first quarter of 2011.  The increase from the prior year was due to the high volume of refinancing and sales activity produced by the mortgage division. Gross revenues from the mortgage banking activities was $9.0 million for the quarter ended March 31, 2012 versus $935 thousand in the quarter ended March 31, 2011.

Non-interest expenses were $15.3 million for the three months ended March 31, 2012 compared to $16.4 million for the three months ended March 31, 2011. Controllable costs such as salaries and benefits, occupancy, and furniture, fixtures and equipment expenses decreased by $600 thousand in the three months ended March 31, 2012 compared to the three months ended March 31, 2011. Although professional fees related to regulatory compliance, loan workouts, and efforts related to increasing capital levels were $373 thousand for the three months ended March 31, 2012, they included a recovery of $691 thousand in legal fees from the settlement of a lawsuit. Costs associated with foreclosed properties decreased $500 thousand in the quarter ended March 31, 2012. Amounts paid for FDIC insurance premiums remain high with $1.0 million paid in the three months ended March 31, 2012 and $973 thousand paid in the three months ended March 31, 2011.

Comparing balance sheet data as of March 31, 2012 and 2011, total assets decreased 7% to $1.18 billion, from the prior year’s $1.27 billion. The decrease is primarily attributable to an $86.9 million planned decrease in loans.

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Average earning assets were $952.2 million for the first quarter of 2012, which was a $3.8 million increase over the first quarter 2011 balance of $948.4 million. The increase was due to higher average loans held for sale that resulted from the higher mortgage banking activity.

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Total loans outstanding were $680.5 million as of March 31, 2012. This is an 11% decrease from the $767.4 million reported in prior year. This was due to loan maturities, loan sales, and reduced loan production.

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Total loans held for sale increased $141.1 million, or 298%, to $188.5 million as of March 31, 2012. This was due to the high mortgage division production achieved in the three months ended March 31, 2102. Refinancing volume has been strong as mortgage interest rates have remained low.

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The allowance for loan losses at the end of the first quarter of 2012 was $13.5 million, a decrease of 4% over the prior year’s $14.1 million. The allowance for loan losses as a percentage of total loans was increased to 1.99% as of March 31, 2012, compared to 1.84% as of March 31, 2011.

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Total deposits decreased 7% from $1.09 billion as of March 31, 2011 to $1.01 billion as of March 31, 2012. Money market and NOW accounts decreased $14.9 million, from $143.0 million as of March 31, 2011 to $128.1 million as of March 31, 2012. Savings accounts decreased $232 thousand from $59.9 million as of March 31, 2011 to $59.7 million as of March 31, 2012. Certificates of deposit were $713.5 million as of March 31, 2012, representing a decrease of $61.7 million, or 8%, from the $775.2 million as of March 31, 2011. The decrease in interest bearing deposits was primarily due to lower rates being offered on these deposit products in 2012 versus 2011.

-	As of March 31, 2012, 1st Mariner Bank’s capital ratios were as follows: Total Risk Based Capital 5.7%; Tier 1 Risk Based Capital 4.4%; and Tier 1 Leverage 3.2%.

1st Mariner Bancorp is a bank holding Company with total assets of $1.18 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, operates 21 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, and the City of Baltimore. 1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland and the Eastern Shore of Maryland.  1st Mariner also operates direct marketing mortgage operations in Baltimore.  1st Mariner Bancorp’s common stock is quoted on the OTC Bulletin Board under the symbol “FMAR.OB”.  1st Mariner’s Website address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding the Company’s efforts to meet regulatory capital requirements established by the Federal Reserve and the FDIC, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes.  The Company’s actual results could differ materially from management’s expectations.  Factors that could contribute to those differences include, but are not limited to, the Company’s ability to increase its capital levels and those of 1st Mariner Bank, volatility in the financial markets, changes in regulations applicable to the Company’s business,  its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, and the possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth).Greater detail regarding these  factors is provided in the forward looking statements and  Risk Factors  sections included in the reports filed by the Company with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the three months ended March 31,
	2012	2011	$ Change	% Change
Summary of Earnings:
Net interest income	$7,566	$6,804	762	11%
Provision for loan losses	1,000	800	200	25%
Noninterest income	10,379	3,062	7,317	239%
Noninterest expense	15,331	16,375	(1,044)	-6%
Net income/(loss) before income taxes	1,614	(7,309)	8,923	122%
Income tax expense/(benefit)	(205)	--	(205)	-100%
Net income/(loss)	1,819	(7,309)	9,128	125%

Profitability and Productivity:
Net interest margin	3.17%	2.84%	--	12%
Net overhead ratio	1.67%	4.09%	--	-59%
Efficiency ratio	85.43%	165.97%	--	49%
Mortgage loan production	461,317	188,940	272,377	144%
Average deposits per branch	46,056	49,335	(3,279)	-7%

Per Share Data:
Basic earnings per share	$0.10	$(0.40)	0.49	124%
Diluted earnings per share	$0.10	$(0.40)	0.49	124%
Book value per share	$(1.22)	$(0.18)	(1.04)	-574%
Number of shares outstanding	18,860,482	18,532,929	327,553	2%
Average basic number of shares	18,860,482	18,407,820	452,662	2%
Average diluted number of shares	18,860,482	18,407,820	452,662	2%

Summary of Financial Condition:
At Period End:
Assets	$1,179,190	$1,265,980	(86,790)	-7%
Investment Securities	22,841	59,388	(36,547)	-62%
Loans	680,498	767,396	(86,898)	-11%
Deposits	1,013,241	1,085,375	(72,134)	-7%
Borrowings and TRUPs	173,450	170,049	3,401	2%
Stockholders' equity	(22,976)	(3,348)	(19,628)	-586%

Average for the period:
Assets	$1,177,181	$1,290,519	(113,338)	-9%
Investment Securities	22,733	33,721	(10,988)	-33%
Loans	697,432	795,697	(98,265)	-12%
Deposits	1,012,716	1,106,858	(94,142)	-9%
Borrowings and TRUPs	175,045	169,755	5,290	3%
Stockholders' equity	(24,557)	1,519	(26,076)	-1717%

Capital Ratios: First Mariner Bank
Leverage	3.2%	4.4%	--	-27%
Tier 1 Capital to risk weighted assets	4.4%	6.7%	--	-34%
Total Capital to risk weighted assets	5.7%	7.9%	--	-28%

Asset Quality Statistics and Ratios:
Net Chargeoffs	1,280	818	462	56%
Non-performing assets	62,580	71,339	(8,759)	-12%
90 Days or more delinquent loans	5,007	4,886	121	2%
Annualized net chargeoffs to average loans	0.73%	0.41%	--	79%
Non-performing assets to total assets	5.31%	5.64%	--	-6%
90 Days or more delinquent loans to total loans	0.74%	0.64%	--	16%
Allowance for loan losses to total loans	1.99%	1.84%	--	8%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)	For the three months
	ended March 31,
	2012	2011
Interest Income:
Loans	$11,283	$11,698
Investments and interest-bearing deposits	336	490
Total Interest Income	11,619	12,188

Interest Expense:
Deposits	3,088	4,503
Borrowings	965	881
Total Interest Expense	4,053	5,384

Net Interest Income Before Provision for Loan Losses	7,566	6,804

Provision for Loan Losses	1,000	800

Net Interest Income After Provision for Loan Losses	6,566	6,004

Noninterest Income:
Total other-than-temporary impairment ("OTTI") charges	(460)	640
Less: Portion included in other comprehensive income	--	(640)
Net OTTI charges on securities available for sale	(460)	--
Mortgage banking revenue	8,950	935
ATM Fees	718	771
Service fees on deposits	680	735
Commissions on sales of nondeposit investment products	62	118
Income from bank owned life insurance	293	335
Other	136	168
Total Noninterest Income	10,379	3,062

Noninterest Expense:
Salaries and employee benefits	5,779	6,270
Occupancy	2,222	2,176
Furniture, fixtures and equipment	362	485
Professional services	373	1,164
Advertising	188	136
Data processing	432	455
ATM servicing expenses	226	208
Costs of other real estate owned	1,274	1,759
FDIC insurance premiums	1,048	973
Service and maintenance	591	652
Other	2,836	2,097
Total Noninterest Expense	15,331	16,375

Net income/(loss) before income taxes	1,614	(7,309)
Income tax expense/(benefit)	(205)	--

Net income/(loss)	$1,819	$(7,309)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	As of March 31,
	2012	2011	$ Change	% Change
Assets:
Cash and due from banks	$121,294	$233,914	(112,620)	-48%
Interest-bearing deposits	42,259	39,437	2,822	7%
Available-for-sale investment securities, at fair value	22,841	59,388	(36,547)	-62%
Loans held for sale	188,462	47,354	141,108	298%
Loans receivable	680,498	767,396	(86,898)	-11%
Allowance for loan losses	(13,521)	(14,097)	576	-4%
Loans, net	666,977	753,299	(86,322)	-11%
Real estate acquired through foreclosure	25,531	28,317	(2,786)	-10%
Restricted stock investments, at cost	7,085	7,095	(10)	0%
Premises and equipment, net	37,637	40,360	(2,723)	-7%
Accrued interest receivable	3,861	3,886	(25)	-1%
Bank owned life insurance	37,771	36,522	1,249	3%
Prepaid expenses and other assets	25,472	16,408	9,064	55%
Total Assets	$1,179,190	$1,265,980	(86,790)	-7%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$1,013,241	$1,085,375	(72,134)	-7%
Borrowings	121,382	117,981	3,401	3%
Junior subordinated deferrable interest debentures	52,068	52,068	--	0%
Accrued expenses and other liabilities	15,475	13,904	1,571	11%
Total Liabilities	1,202,166	1,269,328	(67,162)	-5%

Stockholders' Equity
Common Stock	939	923	16	2%
Additional paid-in-capital	80,018	79,753	265	0%
Retained earnings	(101,634)	(80,519)	(21,115)	-26%
Accumulated other comprehensive loss	(2,299)	(3,505)	1,206	34%
Total Stockholders Equity	(22,976)	(3,348)	(19,628)	-586%
Total Liabilities and Stockholders' Equity	$1,179,190	$1,265,980	(86,790)	-7%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the three months ended March 31,
	2012		2011
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$54,424	5.17%	$69,555	5.20%
Commercial Mortgages	319,617	5.80%	351,292	6.26%
Commercial Construction	55,194	5.77%	57,187	5.50%
Consumer Residential Construction	16,074	4.57%	28,700	5.19%
Residential Mortgages	121,490	5.88%	140,688	5.04%
Consumer	130,633	4.60%	148,275	4.46%
Total Loans	697,432	5.51%	795,697	5.52%

Loans held for sale	177,561	3.78%	68,315	4.26%
Trading and available for sale securities, at fair value	22,733	4.91%	33,721	4.28%
Interest bearing deposits	47,289	0.49%	43,612	1.18%
Restricted stock investments, at cost	7,163	0.00%	7,095	0.00%

Total earning assets	952,178	4.88%	948,440	5.15%

Allowance for loan losses	(14,056)		(14,356)
Cash and other non earning assets	239,059		356,435

Total Assets	$1,177,181		$1,290,519

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	5,732	0.98%	6,615	0.57%
Savings deposits	57,069	0.19%	57,892	0.19%
Money market deposits	127,233	0.51%	132,242	0.56%
Time deposits	719,952	1.61%	806,224	2.16%
Total interest bearing deposits	909,986	1.36%	1,002,973	1.82%

Borrowings and TRUPs	175,045	2.22%	169,755	2.11%

Total interest bearing liabilities	1,085,031	1.50%	1,172,728	1.86%

Noninterest bearing demand deposits	102,730		103,885
Other liabilities	13,977		12,387
Stockholders' Equity	(24,557)		1,519

Total Liabilities and Stockholders' Equity	$1,177,181		$1,290,519

Net Interest Spread		3.38%		3.29%

Net Interest Margin		3.17%		2.84%

Contact:
Bill Atkinson
Weber Shandwick
410-558-2100